Galena Biopharma Appoints Mary Ann Gray, Ph.D., to its Board of Directors

San Ramon, California, April 26, 2016- Galena Biopharma, Inc. (NASDAQ: GALE), a biopharmaceutical company committed to the development and commercialization of targeted oncology therapeutics that address major unmet medical needs, today announced the appointment of Mary Ann Gray, Ph.D. to the Company’s Board of Directors effective immediately. Dr. Gray will be listed in Galena’s 2016 Proxy and will be a nominee for election, at the Company’s Annual Meeting of Stockholders.

Dr. Gray has an extensive background both as a scientist as well as an analyst and portfolio manager for more than $1 billion in healthcare investments. She is an experienced corporate director for both public and private companies encompassing every stage of development from pre-clinical to commercial. Among her attributes, Dr. Gray combines financial acumen, serving as an audit committee chair for several companies, and has robust experience helping companies navigate the transition from clinical-stage to commercial-ready.

“We are delighted to welcome Mary Ann Gray to our Board of Directors where her scientific background, positions at leading pharmaceutical companies and institutions, and her buy-side and sell-side experience will have an invaluable impact on the success of Galena,” stated Mark W. Schwartz, Ph.D., President and Chief Executive Officer. “Dr. Gray is our first female board member, adding new perspectives to our Board as we continue to expand our portfolio of women’s oncology indications. She has been a champion of NeuVax™ for many years, and we look forward to her guidance and expertise as we advance our programs.”

Dr. Gray is President of Gray Strategic Advisors, LLC, which provides strategic advice to both public and private biotechnology companies. Previously, she spent three and a half years with the Federated Kaufmann Fund focusing on both public and private healthcare investments. Prior to joining the Kaufmann Fund, Dr. Gray was a sell-side biotechnology analyst for nine years with Raymond James, Warburg Dillon Read, and Kidder Peabody. Earlier in her career, Dr. Gray held scientific positions at Schering Plough and NeoRx, managed pre-clinical toxicology studies for the National Cancer Institute through Battelle Memorial Institute, and worked in a hospital laboratory.

Dr. Gray currently serves on the board of directors of several publicly traded biotechnology companies. At Acadia Pharmaceuticals she serves as chairman of the audit committee and on the compensation committee. At TetraLogic, Inc. and Juniper Pharmaceuticals she is chair of the respective audit committees, and at Senomyx, Inc., she is chair of the compensation committee and is a member of the audit committee. Previously, Dr. Gray also served on the boards of Dyax Corp., GTC Biotherapeutics, Inc., Telik, and Apthera, Inc. (private). Dr. Gray has a Ph.D. in Pharmacology from the University of Vermont where she focused on novel chemotherapeutic agents for the treatment of cancer, and she received her B.S. in biology from the University of South Carolina. She completed her postdoctoral work at Northwestern University Medical School and Yale University School of Medicine.

“Since my academic career, I have maintained a focus in oncology, and I am thrilled to bring this passion to Galena as a member of the Board of Directors. As a long-term shareholder in the Company, I have believed in NeuVax for over seven years and have closely monitored its development from an early stage asset to its now significantly expanded portfolio of clinical trials. I am grateful for this opportunity to join the company at this critical time as NeuVax is approaching its pivotal endpoint,” added Mary Ann Gray, Ph.D.

“In addition to her work experience, Dr. Gray has played critical roles on the audit and compensation committees of the public biotechnology boards on which she serves. We welcome her broad array of skill sets to enrich the knowledge and depth of our board,” concluded Sanford J. Hillsberg, Chairman of the Board, Galena Biopharma.

About NeuVax™ (nelipepimut-S)

NeuVax™ (nelipepimut-S) is a first-in-class, HER2-directed cancer immunotherapy under evaluation to prevent breast cancer recurrence after standard of care treatment in the adjuvant setting. It is the immunodominant peptide derived from the extracellular domain of the HER2 protein, a well-established target for therapeutic intervention in breast carcinoma. The nelipepimut-S sequence stimulates specific CD8+ cytotoxic T lymphocytes (CTLs) following binding to specific HLA molecules on antigen presenting cells (APC). These activated specific CTLs recognize, neutralize and destroy, through cell lysis, HER2 expressing cancer cells, including occult cancer cells and micrometastatic foci. The nelipepimut-S immune response can also generate CTLs to other immunogenic peptides through inter- and intra-antigenic epitope spreading.

NeuVax is currently in an international, Phase 3 PRESENT (Prevention of Recurrence in Early-Stage, Node-Positive Breast Cancer with Low to Intermediate HER2 Expression with NeuVax Treatment) study under a Special Protocol Assessment (SPA) granted by the U.S. Food and Drug Administration (FDA). PRESENT is targeting node positive HER2 IHC 1+/2+ patients (clinicaltrials.gov identifier: NCT01479244). Galena has two additional breast cancer studies ongoing with NeuVax in combination with trastuzumab (Herceptin®; Genentech/Roche): a Phase 2b trial in node positive and triple negative HER2 IHC 1+/2+ (clinicaltrials.gov identifier: NCT01570036); and, a Phase 2 trial in high risk, node positive or negative HER2 IHC 3+ patients (clinicaltrials.gov identifier: NCT02297698). Phase 2 clinical trials with NeuVax are also planned in patients with ductal carcinoma in situ (DCIS), and in patients with gastric cancer.

About Galena Biopharma

Galena Biopharma, Inc. is a biopharmaceutical company committed to the development and commercialization of targeted oncology therapeutics that address major unmet medical needs. Galena’s development portfolio is focused primarily on addressing the rapidly growing patient populations of cancer survivors by harnessing the power of the immune system to prevent cancer recurrence. The Company’s pipeline consists of multiple mid- to late-stage clinical assets, including novel cancer immunotherapy programs led by NeuVax™ (nelipepimut-S) and GALE-301. NeuVax is currently in a pivotal, Phase 3 breast cancer clinical trial with several concurrent Phase 2 trials ongoing both as a single agent and in combination with other therapies. GALE-301 is in a Phase 2a clinical trial in ovarian and endometrial cancers and in a Phase 1b given sequentially with GALE-302. For more information, visit www.galenabiopharma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the progress of the development of Galena’s product candidates, patient enrollment in our clinical trials, as well as other statements related to the progress and timing of our development activities, present or future licensing, collaborative or financing arrangements, expected outcomes with regulatory agencies, and projected market opportunities for product candidates or that otherwise relate to future periods. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those identified under “Risk Factors” in Galena’s Annual Report on Form 10-K for the year ended December 31, 2015 and most recent Quarterly Reports on Form 10-Q filed with the SEC. Actual results may differ materially from those contemplated by these forward-looking statements. Galena does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this press release.

NeuVax is a trademark of Galena Biopharma, Inc.

Contact:

Remy Bernarda
SVP, Investor Relations & Corporate Communications
(925) 498-7709
ir@galenabiopharma.com

Source: Galena Biopharma, Inc.